CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DETERMINATION OF RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS

OF

SERIES C 8.4% NONCUMULATIVE PREFERRED STOCK

OF

PACIFIC MERCANTILE BANCORP

Thomas M. Vertin and Curt A. Christianssen certify that:

1. They are the duly elected and acting President and Chief Executive Officer and Secretary and Chief Financial Officer, respectively, of Pacific Mercantile Bancorp, a California corporation (the "Corporation").

2. The name of the Corporation is Pacific Mercantile Bancorp.

3. On August 16, 2011, the Corporation filed the Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series C 8.4% Noncumulative Preferred Stock of Pacific Mercantile Bancorp (the "Series C Certificate of Determination") with the Secretary of State of the State of California authorizing an aggregate of 300,000 shares of Series C 8.4% Noncumulative Preferred Stock (the "Series C Noncumulative Preferred Stock").

4. No shares of Series C Noncumulative Preferred Stock are issued or outstanding.

5. Pursuant to authority conferred upon the Board of Directors of the Corporation by Article Three of the Articles of Incorporation of the Corporation and Section 401 of the California Corporations Code, the following resolution was duly adopted by the Corporation's Board of Directors on August 28, 2018:

> "**NOW, THEREFORE, BE IT RESOLVED**, that, pursuant to authority conferred upon the Board of Directors of the Corporation by Article Three of the Articles of Incorporation of the Corporation and in accordance with Sections 401(c) and (f) of the California Corporations Code, the number of authorized shares of Series C Noncumulative Preferred Stock shall be decreased to zero and that such series of preferred stock shall no longer be in force and no longer be an authorized series of the Corporation."

6. The foregoing resolution has been duly approved by the Board of Directors of the Corporation.

7. The undersigned represent and warrant that approval of the shareholders of the Corporation is not required to effect the resolution set forth herein.

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We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed at Costa Mesa, California on September 10, 2018.

Thomas M. Vertin
President and Chief Executive Officer

Curt A. Christianssen
Secretary and Chief Financial Officer